Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT David Onufer (713) 625-8180; mediarelations@stewart.com

FOR IMMEDIATE RELEASE

Stewart Names David Hisey as CFO

Former Nationstar, Fannie Mae CFO to head Stewart’s financial strategy

HOUSTON (August 30, 2017) – Stewart today announced the appointment of David Hisey as Chief Financial Officer (CFO), Secretary and Treasurer. He will lead Stewart’s financial organization and strategy and takes over for Allen Berryman, who announced his retirement plans earlier this year. Berryman will remain in an advisory role into the fall to ensure a smooth transition.

"David is a disciplined and strategic leader who we are extremely excited to have as part of Stewart’s leadership team," said Matt Morris, Chief Executive Officer (CEO), Stewart Information Services Corporation. “Stewart will benefit from his deep real estate and private equity sponsor experience with Nationstar, Fannie Mae and other prestigious financial institutions. While Allen will be missed, his financial leadership leaves a foundation to build upon and I’m pleased he will advise during the transition.”

As CFO, Hisey will oversee Stewart's financial planning and analysis, accounting, treasury and audit functions, as well as investor relations and property management. He’ll also partner with each area of the business to help with their financial and commercial success, focusing on top-line growth and bottom-line margin enhancement.

“Stewart is a proven, customer-focused organization building for continued growth and I am enthusiastic about the opportunity,” said Hisey. “I look forward to working with the team to develop and execute strategies that will shape Stewart's future for the benefit of its shareholders, customers and associates.”

Hisey holds a Bachelor of Business Administration in Accounting from James Madison University and is a Certified Public Accountant in the Commonwealth of Virginia. He brings to Stewart more than 30 years of financial leadership experience, most recently as Senior Advisor to the CEO and acting CFO for Prospect Mortgage, LLC. Prior to this position, his roles included Executive Vice President (EVP) and CFO, as well as Chief Strategy & External Affairs Officer and Chief of Staff for Nationstar Mortgage Holdings, Inc. In addition, Hisey served as EVP and CFO for Fannie Mae and spent 22 years in audit and consulting roles with KPMG LLP/Bearing Point, Inc.

About Stewart

Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco. Trademarks are the property of their respective owners.

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